OIL AND GAS PURCHASE AND DEVELOPMENT AGReement

Linear Short Form Agreement

THIS Linear Short Form Agreement (the “AGREEMENT”), dated as of February 29, 2012, by and among EGPI FIRECREEK, INC., a Nevada corporation, through its wholly owned subsidiary Energy Producers, Inc., located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253 (“FIRECREEK”, “Assignor”, “Rights Holder”, “Option Holder”), and SUCCESS OIL CO., INC. located at 8306 Wilshire Blvd. #566 Beverly Hills, Ca. 90211, (“Success” or “Operator”) and CUBO Energy, PLC and or its assignee, a public limited corporation organized under the laws of Great Britain with its principal place of business located at Thames House, Portsmouth Road Esher Surrey, KT10 9AD United Kingdom (“CUBO”, “Assignee”, or “Participant”), (Firecreek, SUCCESS, and CUBO are collectively referred to herein as the “PARTIES”).

RECITALS

Preamble: This linear short form Agreement is agreed to be developed into the final long form agreement (“LFA”) to be completed and signed off by the parties by no later than March 15, 2012

1.	Firecreek owns certain oil and gas interests and additional options / rights in certain leases known as the J.B. Tubb Leasehold Estate, located in Amoco Crawar Field, Ward County, Texas (the “TLE”) which CUBO has indicated it is desirous to acquire and further develop 50% of Firecreeks oil and gas leasehold producing interests in the North 40 acres of the TLE as described herein, and to further acquire and effectively participate in Firecreeks additional Option / Rights and available interests (Turn Key development) located in the South 40 acres of the TLE pursuant to terms determined by the parties and to be set forth in the long form LFA.
2.	The general purchase price, effective date, and legal description of the North 40 interests of the TLE, and one additional wellbore (the “North 40 Interests”) subject to the formal LFA, to be assigned are as follows:

Purchase Price: $1.15 million in CUBO STOCK reduced by $450,000 liabilities to be assumed by CUBO and secured by its interests in the North 40 Interests.

Effective Date: March 1, 2012 unless otherwise mutually agreed in writing by the parties.

Legal Description subject to the long form LFA and final legal inspection for Assignment and Bill of Sale for the North 40 Interests:

Well No.	API No.
Tubb Well #18-1	API 42-475-34136-0000
Crawar Well No.#1	API 42-475-33523
Crawar Well No.#2	API 42-475-33611

“Assignor shall sell, transfer, convey, assign and deliver to Assignee, and Assignee shall purchase from Assignor, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts, charges, hypothecations, or monetary encumbrances whatsoever other than those for which an adjustment to the selling price has or shall be made, or adverse claims, title defects or restrictions (each, a “ Lien ”) Assignor's right, title and interest in and to the well(s) located on, and at all depths from surface to at least 8500’ feet (in the North forty (40) acres only), and the leasehold estate of, the J. B. Tubb lease, to be described on an Exhibit "A" to be attached to the LFA, Ward County, Texas (the “Tubb Lease”), consisting of no less than a 37.5% working interest with a 28.125% net revenue interest, along with all lease equipment, tanks and all other equipment, appurtenances, fixtures and property of every kind and character, movable or immovable, now and in the future used in connection with operating the well(s): ALL of Assignor's right's and obligations existing under all contracts and LOIs, including but not limited to, operating LOIs, unitization LOIs, pooling LOIs, declarations of pooling or unitization, farmout LOIs, assignments, tax partnerships, disposal LOIs, injection  LOIs,  gas sales contracts, gas processing contracts, and Paragraph 5 of that certain Assignment of April 9, 1992 from Amoco Production Company to Desert States Energy, Inc. Assignee has the  duty  to plug abandoned wells on said lease when required by law. A copy of all LOIs described herein have been previously delivered by the Assignor to the Assignee; and, Thirty Seven and One Half (37.5%) of One-Hundred percent (100%) TO HAVE AND TO HOLD unto CUBO Energy, PLC, its successors and assigns forever, all of Assignor’s rights, title, and interest in the (37.5%) working interest (28.125% net royalty interest) herein conveyed in the Highland Production Company (Crawar) #2 well-bore only; with depth of ownership 4700’ to 4900’ ft. in well-bore, and; The Highland Production Company (Crawar) #2 well-bore, API No. 42-475-33611, located on the J.B. Tubb Lease in W ½ of the NW ¼ of Sec. 18, Block B-20, Public School Lands, Ward County, Texas at 1787 FNL and 853 FWL being on the South Forty (40) acres of the J. B. Tubb Lease, Ward County, Texas. TO HAVE AND TO HOLD unto CUBO Energy, PLC, its successors and assigns forever, all of Assignor’s  right, title, and interest in the Thirty-Seven and One Half percent (37.5%) working interest herein conveyed in the above described well-bore and;

The purchase price paid for the North 40 acres and interests described above this section of theTubb Lease shall be reduced by the assumption of assumed liabilities agreed in the formal LFA and Assignment and Bill of Sale, and that were incurred prior to the proposed effective date.

ALL of Assignor’s rights, title and interest of every kind, and subject to agreed existing Liens, in and to oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, to the extent produced from the well(s) and leasehold interest in the North 40 of the J.B. Tubb Leasehold Estate (all of the above being herein called (the “Property”), to have and to hold unto Assignee, its successors and assigns forever.

Equipment List (North 40 Interests)

The following is the current & present equipment list that Energy Producers Inc. will acquire 75% ownership rights, on the J.B. Tubb property: 2 (Two) 500 barrels metal tanks, 1(One) 500 barrel cement salt water tank- (open top), 1 (One) heater treater/oil & gas separator, all flow lines, on the north forty acres, well-heads, 2 (two) christmas tree valve systems on well-heads, 3 (Three) well heads, three wells (well-bores). Model 320D Pumpjack Serial No. E98371M/456604, One (1) Fiberglass lined heater-treater,  One (1) Test pot,  Tubing string Rods and down hole pump.

EXCEPT AS PROVIDED HEREIN ASSIGNOR MAKES NO EXPRESSED OR IMPLIED WARRANTIES OR REPRESENTATIONS AS TO THE QUALITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR ASSIGNEE’S INTENDED USE OR FOR ANY USE WHATSOEVER AS ASSIGNEE ACCEPTS THE PROPERTIES “AS IS”, “WHERE IS”, “WITH ALL FAULTS”, IN PRESENT CONDITION, STATE OF REPAIR OR PRODUCTION.

North 40 Yellow Highlight South 40 Located Below North 40

3.	The general purchase price, participation interest and terms, effective date, and legal description of the South 40 interests of the TLE, (the “South 40 Interests”) to be developed, subject to the formal LFA, to be assigned subject to terms are as follows:

Purchase Price term elements are as follows:

1)	CUBO agrees to provide $1.575 million on a best efforts basis for Capital Expenditures (CAPEX) development fund for drilling an Ellenburger Well on the South 40 acreage to 8,300’ foot depth on a turnkey basis with Success as Operator and Co-Owner, through completion of the well to the tanks. CUBO will receive 37.5 Working Interests and corresponding 28.125% Net Revenue Interests. CUBO to grant Success Oil and Firecreek a carried interest in this well, with Success having a third for quarter interest otherwise described as a 25% Working Interest (WI) and corresponding 18.75% Net Revenue Interest (NRI), and Firecreek a 37.5% Working Interest with corresponding 28.125% Net Revenue Interest. CAPEX timing, 90 days.
2)	CUBO additionally agrees to provide approximately 2.5 to 3.0 million the next two wells on a best efforts basis to be drilled on the South 40 acreage of the J.B. Tubb Leasehold Estate on the following basis: Success will have a carried interest for these next two wells (the second and third well drilled on the South 40 acreage) on the same basis as the Ellenburger or 25% WI and corresponding 18.75% NRI. Success will complete two wells to be determined by the parties on a Turn Key basis completed to the tanks. Success must participate after the third well going forward according to their interests after their carried interest shall end. Firecreek will borrow their share of the finance from CUBO who will provide 100% of the costs for the first of the next two wells (second well drilled). Firecreek will retain 75% WI with corresponding 56.25% NRI and pay back to CUBO its share of the Turn Key development out of 50% of its revenue until paid. Additionally, at payout by Firecreek shall grant to CUBO a 37.5% back in Working Interest and corresponding 28.125% Net Revenue Interest in the well. On the third well drilled and then every well determined to be drilled going forward by the parties, CUBO and Firecreek will equally share 100% of the costs as Firecreek then must participate and will be responsible to pay for its share of up to 37.5% WI and corresponding (up to) 28.125% NRI. For development selection re the two additional wells, the following formations are available for consideration in the South 40 acreage. Glorietta, Upper Clearfork, Tubbs, Lower Clearfork, Witchita Albany, Wolfcamp, Detrital Zone, Waddell.
3)	The LFA will have a terminate or drop clause to read, if there are two dry holes drilled on the South 40 the program shall cease and CUBO, unless extended or modified and agreed, will have no further responsibilities to participate. The parties agree to mutually cooperate with one another should such circumstances transpire.

Effective Date: March 1, 2012 unless otherwise mutually agreed in writing by the parties.

Legal Description subject to the description in the long form LOI and final legal inspection for Assignment and Bill of Sale. General Description: J.B. TUBB “18-1”, being the W1/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing South (South 40) acres only.

ALL of Assignor’s rights, title and interest of every kind, shall be free and clear of all existing liens, in and to oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, to the extent produced from the well(s) and leasehold interest in the South 40 of the J.B. Tubb Leasehold Estate (all of the above being herein called (the “Property”), to have and to hold unto Assignee, its successors and assigns forever.

4. If and or where applicable, if any, the Parties are executing and delivering this LOI in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

5. Representations and Warranties to be determined and agreed by the Parties.

6. Subject to the formal and final approvals of the Board of Directors of Firecreek, CUBO, SUCCESS, and requisite third party approvals, as required.

7. Capital structures for Firecreek and CUBO to be disclosed.

8. Press release allowable with consent of both Firecreek and CUBO Principle Executive Officers.

9. Current Report on Form 8-k is agreed to be filed with SEC by Firecreek on completion of the final LFA.

10. Laws of the State of Nevada USA shall govern.

If the terms of the LOI are understood please indicate by signing below.

EGPI FIRECREEK, INC.

By: /s/Dennis R Alexander

Name: Dennis R Alexander

Title: CEO

SUCCESS OIL CO., INC.

By: /s/Jeru Morgan

Name: Jeru Morgan

Title: President

CUBO ENERGY, PLC and or its Assignee

By:/s/Brian Kennedy

Name: Brian Kennedy

Title : President

schedules AND EXHIBITS AS APPLICABLE [to be provided IN LFA]